UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     October 19, 2012

MasterCard Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32877	13-4172551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Purchase Street Purchase, New York		10577
(Address of principal executive offices)		(Zip Code)

(914) 249-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 19, 2012, MasterCard Incorporated (the “Registrant”) and its operating subsidiary, MasterCard International Incorporated (“MasterCard International” and, together with the Registrant, “MasterCard”) entered into a definitive Class Settlement Agreement (the “Class Settlement Agreement”) with Visa, Inc., Visa U.S.A. Inc. and Visa International Service Association; the merchant class plaintiffs and customer banks to settle the current U.S. merchant class litigation in the United States District Court for the Eastern District of New York in the case captioned MDL 1720. The Class Settlement Agreement is subject to court approval.

The Class Settlement Agreement is substantially identical to the form of class settlement agreement attached to a Memorandum of Understanding (the “MOU”) entered into by the parties on July 13, 2012, with an addition of certain appendices (as contemplated by the MOU). The MOU (including the form of class settlement agreement) was filed by the Registrant as an exhibit to, and described in, the Current Report on Form 8-K filed by the Registrant with the U.S. Securities and Exchange Commission on July 16, 2012 (the “July 8-K”).

Item 8.01 Other Events

Separately, on October 19, 2012, MasterCard also executed a settlement agreement (consistent with the agreement-in-principle disclosed in the July 8-K) to settle all claims brought by the individual merchant plaintiffs in the above-referenced U.S. merchant litigations.

As previously disclosed, MasterCard’s financial portion of both the merchant class and individual plaintiff settlements is estimated to total $790 million on a pre-tax basis. MasterCard recorded a pre-tax charge of $770 million in the fourth quarter 2011 and an additional $20 million pre-tax charge in the second quarter of 2012 with respect to this settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED

Date: October 19, 2012	By	/s/Bart S. Goldstein
Bart S. Goldstein
Corporate Secretary

3